Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 3, 2004 relating to the financial statements and financial statement schedules of SWS Group, Inc. which appears in SWS Group, Inc’s. Annual Report on Form 10-K for the year ended June 25, 2004.

PricewaterhouseCoopers LLP

Dallas, Texas

December 30, 2004